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                                                                   EXHIBIT 10.47

                         FORM OF EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is entered into and effective as of [INSERT DATE OF CONSUMMATION OF IPO] (the "Effective Date") by and among VALOR COMMUNICATIONS GROUP, INC., a Delaware corporation (the "Company"), JOHN J. MUELLER (the "Employee") and, for the purposes of Section 15 only, VALOR TELECOMMUNICATIONS, LLC, a Delaware limited liability company ("VTC").

      WHEREAS, prior to the date hereof, the Employee was employed by VTC as its Chief Executive Officer pursuant to an Amended and Restated Employment Agreement dated April 9, 2004 between the Employee and VTC (the "2004 Employment Agreement");

      WHEREAS, as of the date hereof, the Company has consummated an initial public offering (the "IPO") of the Company's common stock, par value $0.0001 per share (the "Common Stock"), and in connection with the IPO, VTC has become a wholly-owned subsidiary of the Company; and

      WHEREAS, commencing on the Effective Date, the Company desires to employ the Employee as its Chief Executive Officer and Employee is willing to accept such employment with the Company on a full time basis, all in accordance with the terms and conditions set forth below;

      NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

      1. EMPLOYMENT.

      1.1. EMPLOYMENT WITH THE COMPANY. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, commencing on the Effective Date and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

      1.2. RESTRICTIONS ON EMPLOYEE. Except as previously disclosed to the Company in writing by the Employee, the Employee affirms and represents that as of the Effective Date, he has not been and will not in the future be subject to any obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the continued employment of the Employee by the Company or the Employee's undertakings under this Agreement.

      2. TERM OF EMPLOYMENT.

      2.1. INITIAL TERM. Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the "Initial Term").

      2.2. RENEWAL TERM. The term of the Employee's employment under this Agreement shall be automatically renewed for additional one-year terms (each a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Company or the Employee

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delivers to the other, at least ninety (90) days prior to the expiration of the
Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the term of the Employee's employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be. The period from the Effective Date until the end of the Initial Term or, in the event that the Employee's employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 2.2, such shorter or longer period, as the case may be, is hereinafter called the "Employment Term".

      3. DUTIES.

      3.1. POSITION. As of the Effective Date, the Employee shall be employed as the Chief Executive Officer of the Company, shall faithfully perform and discharge such duties as inhere in the position of Chief Executive Officer and as may be specified in the articles of incorporation or by-laws of the Company with respect to such position, and shall also perform and discharge such other duties and responsibilities consistent with such position as the Board of Directors of the Company (the "Board of Directors") shall from time to time determine. The Employee shall report directly to the Board of Directors and/or the Chairman of the Board of Directors and so long as Employee serves as the Chief Executive Officer of the Company, Employee shall be a member of the Board of Directors.

      3.2. LOCATION. The Employee shall perform his duties principally at offices of the Company in Dallas, Texas, with such travel to such other locations from time to time as the Board of Directors may reasonably prescribe.

      3.3. FULL EFFORTS. Except as may otherwise be approved in advance by the Board of Directors and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability and reasonable devotion of time to the Employee's personal financial affairs, the Employee shall devote his full business time throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company and its subsidiaries during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position. Notwithstanding the foregoing, the Employee shall be entitled to (A) participate as a director or advisor to one or more associations or community or charitable organizations in the Dallas/Ft. Worth area, (B) serve on the board of directors of (x) United States Telecom Association and (y) one additional public company subsequent to the first anniversary of the IPO and (z) two additional public companies subsequent to the second anniversary of the IPO and (C) undertake any other activities not specifically authorized herein with the approval of the Board of Directors, so long as the activities described in clause (A), (B) or (C) above do not, either individually or in the aggregate, (i) involve a substantial amount of the Employee's time, (ii) impair in any material respect the Employee's ability to perform his duties under this Agreement or (iii) violate the provisions of
Section 9 of this Agreement.

      4. SALARY AND BONUS.

      4.1. SALARY. As compensation for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay

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the Employee a base salary at the annual rate of Five Hundred Thousand Dollars
($500,000) (said amount, together with any increases thereto as may be determined from time to time upon consideration no less frequently than annually by the Compensation Committee of the Board of Directors in its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect.

      4.2. BONUS. The Employee shall be eligible to receive bonus compensation from the Company (a) in respect of each fiscal year (or portion thereof) occurring during the Employment Term (each an "Annual Bonus") in an amount targeted at 100% of his Salary (such target of 100% of Salary being referred to herein as the "Target Bonus") in accordance with the Company's management bonus plan as in effect from time to time (pro-rated for any portion of a fiscal year occurring during the Employment Term, in each case as may be determined by the Board of Directors, in its sole discretion on the basis of performance based criteria consistent with the Company's business plan to be established by the Board of Directors in its sole discretion and disclosed to the Employee prior to the commencement of each fiscal year of the Company and (b) in an amount equal to (i) $200,000 upon the Effective Date, (ii) $400,000 on January 1, 2006 and
(iii) $400,000 on January 1, 2007 (each a "Special Bonus"), so long as the Employee is still employed by the Company or any of the Company's subsidiaries as of the date on which payment of each such Special Bonus becomes due. For the purpose of calculating Employee's Annual Bonus for fiscal year 2004, Employee's Salary for fiscal year 2004 shall be deemed to be $500,000.

      4.3. WITHHOLDING. All amounts payable to Employee as compensation here under shall be subject to all required withholding by the Company.

      5. OTHER BENEFITS; EQUITY INTERESTS.

      5.1. GENERAL. During the Employment Term, the Employee shall:

                  (a) be eligible to participate at a level commensurate with his position in any employee equity purchase plans or programs that may be adopted for the benefit of the Company's officers or employees generally and in any employee fringe or other employee benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                  (b) be eligible to participate in any medical and health plans and other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from lime to time;

                  (c) be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty work days (four calendar weeks), and the Employee shall also be entitled to all paid holidays and personal days given by the Company to its senior executive officers;

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                  (d) be entitled to sick leave, sick pay and disability
benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time;

                  (e) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company's normal policies from time to time in effect;

                  (f) be entitled to a one time reimbursement for documented initiation fees associated with Employee's membership in a golf or country club up to a maximum amount of $20,000 (the "Initiation Fee"), as well as an additional amount (the "Initiation Gross-Up Amount") such that the net amount retained by the Employee after payment of the sum of federal, state and local income taxes (as calculated using the highest combined marginal federal, state and local income tax rate applicable to an individual resident in [TEXAS] in the year that the Initiation Fee is paid (after giving effect to the federal income tax deduction for state and local income taxes) (the "Assumed Tax Rate")) due in respect of the Initiation Fee and the Initiation Gross-Up Amount shall equal the Initiation Fee; and

                  (g) be entitled to a reimbursement for reasonable and documented automobile leasing expenses (the "Additional Expense Amounts"), attorney fees incurred in connection with documenting and negotiating this Agreement and any related agreements or arrangements and club membership dues up to $1,500 per month. In addition, the Employee shall be entitled to receive on or before December 31 of each year that the Employee receives Additional Expense Amounts, an additional amount (the "Additional Expense Gross-Up") such that the net amount retained by the Employee after payment of the sum of federal, state and local income taxes (as calculated using the Assumed Tax Rate) due in respect of the Additional Expense Amount and the Additional Expense Gross-Up shall equal the Additional Expense Amount for that year.

During the Employment Term, the Company will obtain for the benefit of the Employee (i) term life insurance coverage providing death benefits to beneficiaries designated by the Employee equal to four times Salary, but not less than $2,000,000 and (ii) long-term disability insurance coverage providing the Employee with long-term disability benefits equal to 60% of his Salary payable on and after the 181st day of the Employee's qualifying disability, provided, however, that (x) annual premiums for the insurance coverage described in (i) and (ii) above cannot exceed $25,000 and (y) the foregoing assumes the insurability of the Employee. The Company and the Employee agree that the Employee's existing life and disability insurance policies may, if permitted to be carried over to the Company, wholly or partially satisfy the Company's obligations under this paragraph (subject nevertheless to clauses (x) and (y) above). In the event that the annual premiums for the insurance coverage described in (i) and (ii) above would exceed $25,000, then, at the Employee's option, either (A) the coverage will be reduced to the extent necessary to keep the annual premiums under $25,000 or (B) the Employee shall pay the amount of such excess.

      5.2. RETENTION OF COMMON STOCK. Pursuant to a restricted stock grant agreement (the "Grant Agreement"), dated as of [THE DATE HEREOF] by and between the Employee and the Company, the Employee has been granted shares of Common Stock under the Valor

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Communications Group, Inc. 2005 Long-Term Equity Incentive Plan (the "Plan").
During the Employment Term, the Employee commits to maintain an ownership position in the Common Stock granted to him pursuant to the Grant Agreement on such terms and in such amounts as the Employee and the Company shall mutually agree.

      6. CONFIDENTIAL INFORMATION. The employee hereby covenants, agrees and acknowledges as follows:

      6.1. ACCESS TO CONFIDENTIAL INFORMATION. The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Companies"), including but not limited to (i) customer lists; related records and compilations of information; the identity lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this Section 6.1 are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee), (y) that the Employee receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies or (z) that was in the possession of the Employee prior to disclosure by the Companies.

      6.2. NON-DISCLOSURE AND NON-USE. The Employee shall not disclose, use or make known for his or another's benefit other than for the benefit of the Company and its affiliates any Confidential Information or use such Confidential Information in any way. The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company of any third party's request for such information, which notice shall include the Employee's intent to disclose any Confidential Information with respect to such request.

      6.3. NO REMEDY AT LAW. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to seek injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Employee; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

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      6.4. RETURN OF CONFIDENTIAL INFORMATION. The Employee agrees that upon termination of his employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

      6.5. SURVIVAL. The obligations of the Employee under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

      6.6. BINDING EFFECT. Without limiting the generality of Section 10 hereof, the Employee hereby expressly agrees that the foregoing provisions of this
Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

      7. TERMINATION.

      7.1. TERMINATION OF EMPLOYMENT. The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

                  (a) death of the Employee;

                  (b) if Employee becomes physically or mentally incapacitated or disabled so that he is unable to perform for the Company substantially the same services as he performed prior to incurring such incapacity or disability (the Company, at its option and expense, is entitled to retain a physician reasonably acceptable to the Employee to confirm the existence of such incapacity or disability, and the determination of such physician shall be binding upon the Company and the Employee), and such incapacity or disability exists for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

                  (c) the Company giving written notice, at any time to the Employee that the Employee's employment is being terminated for "cause" (as defined below);

                  (d) the Company giving written notice, at any time (including, without limitation, following a change of control of the Company or a sale of substantially all of the assets of the Company), to the Employee that the Employee's employment is being terminated or is not being renewed, other than pursuant to clause (a), (b) or (c) above;

                  (e) the Employee terminates his employment hereunder for "Good Reason" (as defined below); or

                  (f) the Employee terminates his employment hereunder for any reason whatsoever (whether by reason of retirement, resignation. or otherwise), other than for "Good Reason",

      The following actions, failures and events by or affecting the Employee shall constitute "cause" for termination within the meaning of clause (c) above:
(A) has been convicted of a felony or a crime involving moral turpitude, or (B) has used alcohol or drugs on an ongoing basis to an extent that materially interferes with the performance by the Employee of his duties under

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this Agreement, or (C) has embezzled or misappropriated Company funds or property, or (D) has willfully and knowingly violated Section 6 or Section 9 hereof, or (E) has willfully and continually failed to substantially perform his duties hereunder (other than any such failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the Board of Directors which specifically identifies the manner in which the Board of Directors believes the Employee has not substantially performed his duties and the Employee fails to cure his nonperformance within fifteen (15) business days of receiving such notice. Notwithstanding the occurrence of any event listed in clauses (A) through (E) above, the Employee shall not be deemed to have been terminated for cause without (1) reasonable notice to the Employee setting forth the reasons for the Company's intention to terminate for Cause,
(2) an opportunity for the Employee together with his counsel, to be heard before the Board of Directors and (3) delivery to the Employee of a notice of termination from the Board of Directors finding that in the good faith opinion of a majority of the Board of Directors was guilty of the conduct referred to in such notice.

      For purposes of this Agreement. "Good Reason" means (1) any material breach by the Company of its obligations under this Agreement, (2) any substantial diminution of the Employee's responsibilities as an officer of the Company as set forth in this Agreement and the Company's articles of incorporation and by-laws, and in each such case, such breach or diminution shall continue unremedied for a period of fifteen (15) days after written notice thereof to the Company, (3) Employee is required to report to any person or group of persons other than the Board of Directors or the Chairman of the Board of Directors (or the board of directors or chairman of the board of directors of a parent entity of the Company) or (4) any requirement by the Company that the Employee relocate to a geographic area beyond a 50 mile radius of the Company's current headquarters to which he objects.

      7.2. SEVERANCE COMPENSATION.

                  (a) In the event that the Employee's employment is terminated by the Company pursuant to clause (d) of Section 7.1 above or by the Employee pursuant to clause (e) of said Section 7.1, whether during the Initial Term or during any Renewal Term pursuant to Section 2.2 above, then the Company shall, subject to (A) Section 7.2(c) and (B) execution by Employee of a release agreement in substantially the form attached hereto as Exhibit A, and in partial consideration of Employee's continuing obligations hereunder after such termination, (i) pay to the Employee, as severance pay or liquidated damages or both, monthly payments at the rate per annum of his Salary at the time of such termination for a period of eighteen (18) months after such termination plus an Annual Bonus equal to 100% of the Employee's Target Bonus provided for in
Section 4.2(a) with respect to the fiscal year in which such termination occurs (such Annual Bonus to be payable within thirty days after the close of such fiscal year), each subject to customary withholding and other appropriate deductions and (ii) continue to provide the Employee with (A) life insurance and
(B) if such termination occurs prior to March 31, 2005, medical and health insurance coverage, each at levels comparable to those in effect prior to such termination for a period from the date of such termination to the earlier to occur of (x) the date which is eighteen (18) months after such termination and
(y) the date upon which the Employee becomes eligible to be covered for such benefits through his employment with another employer at no greater cost to the Employee.

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                  (b) In the event that Employee's employment is terminated for any reason (either by the Company or the Employee) subsequent to March 31, 2005, the Employee and his spouse, subject to Section 7.2(c), shall be entitled to coverage under the Company's health insurance plans after such termination at the same cost and other terms as offered by the Company to other senior executives still employed by the Company until such time as the Employee becomes employed by another person or entity that makes available health insurance coverage to its employees.

                  (c) If the Employee violates either Section 6 or Section 9 hereof, the Company shall no longer have any obligations to the Employee and may cease making all payments due and owing under Section 7.2(a) above and cease providing coverage under its health insurance plans to the Employee and his spouse as required by Section 7.2(b) above.

      7.3. NO OTHER COMPENSATION. Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth or described in Section 7.2 above, the Company (and its subsidiaries and affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans or pursuant to clause (e) of Section 5.1 above.

      7.4. NO INTEREST PAYABLE. No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

      8. NON-ASSIGNABILITY.

      8.1. GENERAL PROHIBITION. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 8.1 shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. This Agreement may not be assigned by the Company except with the Employee's prior written consent, provided, however, that the Company may assign this Agreement to an affiliate of the Company with the financial resources to fulfill the Company's obligations hereunder.

      8.2. NO ASSIGNMENT OF RIGHT TO PAYMENTS. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

      9. RESTRICTIVE COVENANTS.

      9.1. COMPETITION. During the Employment Term and in the event the Employee's employment is terminated for any reason (whether by the Company, the Employee or by expiration), other than pursuant to Section 7.1(d) following a change of control of the Company

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or a sale of all or substantially all of the assets of the Company, during the
Initial Restriction Period (as defined below) and the Extended Restriction Period (as defined below), if applicable, the Employee, in consideration of compensation to be paid to Employee hereunder, will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or other-wise) engage in competition with, or own any interest in, manage, control, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of Section 9.5, provided, however, that the provisions of this Section 9.1 shall not be deemed to prohibit (A) the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, whether through direct or indirect stock holdings so long as Employee has no active participation in such company or (B) any of the current activities permitted by the second to last sentence of Section 3.3. In the event the Employee's employment is terminated by the Company pursuant to Section 7.1(d) following a change of control of the Company or a sale of all or substantially all of the assets of the Company, Sections 9.1 and 9.5 shall be deemed substituted and replaced in their entirety by the provisions set forth in Exhibit B attached hereto.

      9.2. NON-SOLICITATION. During the Employment Term and in the event the Employee's employment is terminated for any reason (whether by the Company, the Employee or by expiration), during the Initial Restriction Period and the Extended Restriction Period, if applicable, the Employee, in consideration of compensation to be paid to Employee hereunder, will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between any of the Companies and any employee thereof.

      9.3. NON-INTERFERENCE. During the Employment Term and, in the event the Employee's employment is terminated for any reason (whether by the Company, the Employee or by expiration), during the Restriction Period, the Employee, in consideration of compensation to be paid to Employee hereunder, will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action by him would have an adverse effect on the business, assets or financial condition of any of the Companies, or materially interfere with the relationship between any such person or entity and any of the Companies (including, without limitation, make any negative or disparaging statement or communication regarding any of the Companies either publicly or to any such person or entity).

      9.4. Restriction Periods; Severance Compensation During Extended Restriction Period. The restrictions set forth in Sections 9.1, 9.2 and 9.3 shall initially apply for a period of twelve (12) months subsequent to the termination of Employee's employment for any reason (the "Initial Restriction Period") and, in the event the Employee's employment is terminated within two years of the Effective Date, then the Company may, at its option, extend the Initial Restriction Period by an additional six (6) month period (such additional six (6) month period, the "Extended Restriction Period"). During the Extended Restriction Period, subject to continued compliance by Employee with
Section 6 and Section 9 hereof and in consideration of Employee's continuing obligations during the Extended Restriction Period, the Company shall pay Employee the same amounts and provide the same benefits that were provided to Employee

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during the Initial Restriction Period pursuant to Section 7.2 at such times and subject to such restrictions as provided in Section 7.2.

      9.5. CERTAIN DEFINITIONS. For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity conducts or plans to conduct (i) any activity with any private equity firm or firms, investment bank or banks or any other similar entity relating to the evaluation, acquisition or operation of any telecommunications business in the United States, or (ii) any activities that compete with or owns or manages any business that competes with the local telecommunications businesses of any of the Companies in any of the markets that are served by any of the Companies at the time of determination.

      9.6. CERTAIN REPRESENTATIONS OF THE EMPLOYEE. In connection with the foregoing provisions of this Section 9, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

      9.7. INJUNCTIVE RELIEF. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 9 hereof would be inadequate and, therefore agrees that the Company and any of its subsidiaries or affiliates shall be entitled to seek injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

      10. BINDING EFFECT. Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

      11. NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

      12. LAW GOVERNING; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties hereto hereby

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waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.

      13. SEVERABILITY. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

      14. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      15. ENTIRE AGREEMENT; MODIFICATIONS. Unless otherwise specified, this Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by the Company and the Employee. The parties acknowledge that on the Effective Date contemporaneous with the effectiveness of this Agreement (i) the 2004 Employment Agreement and the letter agreement dated April 9, 2004 by and between the Employee and VTC (the "Letter Agreement") shall automatically terminate, (ii) all rights, obligations and liabilities of VTC, its subsidiaries and their respective predecessors, on the other hand, and the Employee, on the other hand, under the 2004 Employment Agreement and the Letter Agreement shall be automatically extinguished and (iii) the 2004 Employment Agreement and the Letter Agreement shall become null and void.

      16. COUNTERPARTS. This Agreement may be executed in two or more counterparts. each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

                             VALOR COMMUNICATIONS GROUP, INC.

                             By: _______________________________________________
                             Title:
                                              ("the Company")

                             ___________________________________________________
                             JOHN J. MUELLER

                                              ("Employee")

                                                                      EXHIBIT A

                                RELEASE AGREEMENT

      In consideration of receipt of severance payments and benefits as set forth in Section 7 of the Employment Agreement, dated as of [INSERT DATE OF CONSUMMATION OF IPO], between Valor Communications Group, Inc. (the "Company") and John J. Mueller (the "Employment Agreement"), I, John J. Mueller, hereby release and discharge the Company and each of its subsidiaries and each of their respective employees, officers, directors, equityholders, and agents (collectively, "Valor") from, and waive any and all claims, demands, damages, causes of action or suits (collectively, "Claims") of any kind or nature whatsoever that I may have had or may now have against any of them (including, without limitation, any Claims arising out of or related to my employment with the Company or the termination thereof), whether arising under contract, tort, statute or otherwise, and whether I know of the claim or not, including, without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay for Equal Work Act, and any other applicable federal, state or local statutes, rules, codes, or ordinances. This release does not cover my rights to the severance payments and benefits provided in Section 7 of the Employment Agreement subject to any restrictions set forth therein.

      I have not, and shall not hereafter, institute any lawsuit of any kind whatsoever, or file any complaint or charge, against Valor or any of its former or present employees, officers, directors, equityholders, agents, subsidiaries, or affiliates, and any of their successors or assigns, under any federal, state or local statute, rule, regulation or principle of common law growing out of events released hereunder. I shall not seek employment or reemployment with Valor. I acknowledge that I have had at least 21 days to review and consider this release agreement before accepting it. I have been advised to consult with an attorney before signing this release agreement.

                                                ________________________________
                                                John J. Mueller

                                                Dated:_________________________

Acknowledged and Agreed as of

_________,___________:

VALOR COMMUNICATIONS GROUP, INC.

By:
   ______________________________
   Name:
   Title:

                                Exhibit A-Page 1

                                                                       EXHIBIT B

      9.1 COMPETITION

      In the event the Employee's employment is terminated by the Company pursuant to Section 7.1(d) following a change of control of the Company or a sale of all or substantially all of the assets of the Company, during the Initial Restriction Period (as defined below) and the Extended Restriction Period (as defined below), if applicable, the Employee, in consideration of compensation to be paid to Employee hereunder, will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or other-wise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies in a manner described in Section 9.5 below, provided, however, that the provisions of this Section 9.1 shall not be deemed to prohibit (A) the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, whether through direct or indirect stock holdings so long as Employee has no active participation in such company or (B) any of the current activities permitted by the second last sentence of Section 3.3.

      9.5 COMPETITIVE ACTIVITIES

      For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including. without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity conducts, or, to the knowledge of the Employee, plans to conduct, the Specified Business (as hereinafter defined) as a significant portion of its business in any of the local telephone exchange markets served by the Companies. For purposes of this Agreement, "Specified Business" means (A) providing local telephone service or engaging in business conducted by the Company at the time of termination of the Employee's employment with the Company or (B) conducting, operating, carrying out or engaging in the business of managing any entity described in clause (A).

                               Exhibit B-Page 1